Exhibit 99.1

tw telecom Reports First Quarter 2011 Results

— Revenue accelerated to 2.4% sequential growth; highest in nearly three years —

— Data and Internet revenue accelerated to 4.9% sequential growth —

— Enterprise revenue accelerated to 3.0% sequential growth —

— Delivered 36.5% M-EBITDA margin —

LITTLETON, Colo. – May 10, 2011 – tw telecom inc. (NASDAQ: TWTC), a leading national provider of managed voice, Internet and data networking solutions for business customers, today announced its first quarter 2011 financial results, including $332.5 million of revenue, $121.4 million of Modified EBITDA1 (“M-EBITDA”), $26.1 million of levered free cash flow3 and net income of $12.6 million.

“Delivering accelerated revenue growth, increased bookings4, impressive margins and ongoing strong cash generation, while continuing our share repurchase plan, was a great start to the year,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “Our growth is the result of our focus to help make our customers successful by addressing their growing business needs through innovative network solutions. This focus has driven our investment in product innovation, network capabilities, systems and tools to further serve customers’ needs. We’re pleased with the trajectory of the business as we work to further increase our capabilities, take market share and grow the business.”

Highlights for the First Quarter 2011

•	Grew total revenue 2.4% sequentially and 6.9% year over year

•	Grew enterprise revenue 3.0% sequentially and 8.1% year over year

•	Grew data and Internet revenue 4.9% sequentially and 17.9% year over year, driven primarily by a 31% increase year over year in strategic Ethernet and VPN-based products

•	Grew M-EBITDA 6.3% year over year and 1.8% sequentially

•	Delivered 36.5% M-EBITDA margin

•	Achieved $0.08 basic EPS

•	Delivered $26.1 million of levered free cash flow, representing 7.8% of revenue

•	Returned $8.9 million to shareholders in the form of share repurchases

Business Trends

“We delivered strong comprehensive results reflecting ongoing momentum in the business,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “Revenue grew significantly, particularly in a quarter in which we’ve historically experienced seasonally lower growth. Our growth reflected the impact of our strategic investments in products, systems, capabilities and network reach. These investments helped to drive an increase in our 2010 bookings, which contributed to revenue growth this quarter. Likewise, we expect the strong bookings in the current quarter will help drive future revenue growth. We recognize it will take time to consistently achieve the level of revenue growth we had this quarter, however, we’re pleased with this momentum in the business and believe we’re off to a strong start for 2011.”

Operational Metrics

Revenue churn5 was 1.0% for the current quarter, 1.0% for the prior quarter, and 0.9% for the same quarter last year. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.2% for the current quarter which is consistent with both the prior quarter and the same quarter last year, indicative of a loyal customer base, strong customer experience strategy and competitive product portfolio.

The Company had approximately 27,200 customers as of March 31, 2011. Customer churn5 was 0.9% for the current quarter, down from 1.1% for both the prior quarter and the same quarter last year.

To better reflect its reach, the Company extended its on-net building count to all buildings served by its fiber network including buildings without electronics and ILEC local serving offices that had been previously excluded from building counts. To aid in this transition both the old and new metric has been presented on page 13. The Company also completed an initiative to convert its fiber records into a new centralized fiber management system which resulted in a change to fiber route miles. The Company ended the first quarter with approximately 27,000 fiber route miles (of which approximately 20,000 were metro miles) that included the net effect of the change.

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing, as well as any seasonal nature of sales and installations6, usage, disputes, repricing for contract renewals and fluctuations in revenue churn, expenses and capital expenditures.

As a result of a reversal of a valuation allowance for its deferred tax assets in 2010, the Company recorded a lower effective income tax expense rate in 2010 than in 2011. The effective income tax rate was approximately 45% in the first quarter 2011 and the Company expects a similar rate for the rest of the year. Due to its net operating loss carry forwards and bonus depreciation, the Company expects that cash taxes will not be materially different in 2011 than from 2010.

Capital Expenditures

Capital expenditures remained nearly flat at $79.3 million for the quarter compared to the prior quarter and the same period last year, with the majority of the investments in each period related to success-based initiatives. The Company expects the mix of success-based and strategic investing in 2011 to be similar to 2010, with quarterly fluctuations in the timing of product and other strategic initiatives. Given the strong momentum in the business, the Company expects capital investments for 2011 to be at the high end of its guidance range of $310 to $330 million.

Year over Year Results – First Quarter 2011 compared to First Quarter 2010

Revenue

Revenue for the quarter was $332.5 million compared to $311.2 million for the first quarter last year, representing a year over year increase of $21.3 million, or 6.9%. Revenue grew primarily due to ongoing strong enterprise revenue growth, complimented by an incremental contribution from carrier revenue, partially offset by a decline in intercarrier compensation. Key changes in revenue included:

•	$19.0 million increase in revenue from enterprise customers, or 8.1% year over year, driven primarily by data and Internet services

•

$3.0 million increase in revenue from carriers, primarily due to services provided to wireless carriers and Ethernet services provided to wireline carriers to serve their end users, somewhat offset by churn

By product line, the percentage change in revenue year over year was as follows:

•

17.9% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales. Data and Internet represented 46% of revenue for the quarter, up from 41% a year ago

•	1.2% decrease in voice services, primarily reflecting churn and a reduction in usage-based services, which outpaced new sales and increases in certain taxes and fees

•	Network services were unchanged, primarily reflecting growth in high capacity and collocation services, offset by churn

M-EBITDA and Margins

M-EBITDA grew to $121.4 million for the quarter, an increase of 6.3%, from the same period last year. The growth in M-EBITDA represents the contribution from revenue growth and network cost efficiencies, partially offset by an increase in employee expenses. M-EBITDA margin for the quarter was 36.5% as compared to 36.7% for the same period last year.

Operating costs for the quarter increased year over year, primarily due to increased network access costs associated with higher revenue, employee costs and certain taxes and fees, partially offset by network cost efficiencies. Operating costs as a percent of revenue were 42.0% for the quarter and 41.4% for the same period last year. Modified gross margin7 was 58.2% in the current quarter compared to 58.8% in the same period last year.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense, net of costs capitalized for labor and overhead on capital projects.

Selling, general and administrative costs (“SG&A”) increased year over year, primarily reflecting an increase in employee costs, including increased commissions due to higher installations as well as an expansion in the Company’s sales force. SG&A costs as a percent of revenue were 23.7% for the quarter and 24.1% for the same period last year.

Net Income (Loss)

The Company reported pre-tax income of $22.4 million for the quarter, versus a loss of $4.1 million for the same period last year. The increase in pre-tax income reflected debt extinguishment costs from a financing in the prior year that did not recur, strong M-EBITDA growth and a decrease in depreciation expense. The decline in depreciation expense reflected an increase in fully depreciated assets.

Net income was $12.6 million for the quarter, compared to a net loss of $4.5 million for the same period last year. Net income was impacted by an increase in income tax expense associated with a higher effective tax rate.

Sequential Results – First Quarter 2011 compared to Fourth Quarter 2010

Revenue

Revenue for the quarter was $332.5 million, as compared to $324.8 million for the fourth quarter of 2010, an increase of $7.7 million, or 2.4%, representing the 26th consecutive quarter of sequential growth. Revenue grew primarily due to enterprise revenue, as incremental growth in carrier revenue was largely offset by a decline in intercarrier compensation. Key changes in revenue included:

•	$7.5 million increase in enterprise revenue, representing 3.0% sequential growth driven primarily by data and Internet services as well as an increase in taxes and fees

•	$0.8 million increase in revenue from carrier customers, primarily reflecting growth in sales somewhat offset by churn

By product line, the percentage change in revenue sequentially was as follows:

•	4.9% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales

•	1.4% increase in voice services, primarily reflecting an increase in certain taxes and fees and new sales, somewhat offset by churn

•	Network services were unchanged as growth was offset by churn

M-EBITDA and Margins

M-EBITDA was $121.4 million for the quarter, compared to $119.4 million for the prior quarter, an increase of 1.8%. The growth in M-EBITDA represents contribution from revenue growth partially offset by higher employee costs, including $3 million relating to the resetting of payroll taxes. M-EBITDA margin was 36.5% for the quarter compared to 36.7% for the prior quarter.

Operating costs increased primarily reflecting increased access costs associated with the growth in revenue and higher employee-related expenses and certain taxes and fees, partially offset by network cost efficiencies. Operating costs were 42.0% of revenue for the quarter and 41.4% for the prior quarter. Modified gross margin for the quarter was 58.2% compared to 58.9% in the prior quarter.

SG&A costs increased slightly, primarily reflecting higher employee costs, partially offset by a reduction in financing related fees and other administrative costs. SG&A was 23.7% of revenue for the quarter and 24.0% for the prior quarter.

Net Income

The Company also reported a 17% growth in pre-tax income, increasing to $22.4 million in the current quarter compared to $19.2 million in the prior quarter. This increase was driven by M-EBITDA growth and a decrease in depreciation reflecting an increase in fully depreciated assets.

The Company reported net income of $12.6 million for the quarter, compared to $17.5 million in the prior quarter. Net income was impacted by an increase in income tax expense associated with a higher effective tax rate.

Summary

“This was a terrific quarter and we’re pleased with our ability to drive accelerated revenue growth, along with such strong comprehensive results,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on May 11, 2011 at 9:00 a.m. MDT (11:00 a.m. EDT). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:
Carole Curtin 303 566-1000	Bob Meldrum 303 566-1354
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other income and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs, non-cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

Bookings reflect the contracted monthly recurring charges from customer contracts signed in the period. The timing of when these bookings are installed and recognized as revenue varies based on the underlying contract.

(5)

The Company defines revenue churn as the average lost recurring monthly billing for the period from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the period. Customer churn is defined as the average monthly customer turnover for the period compared to the average monthly customer count for the period.

(6)	Installations reflect services from signed customer sales that are installed and recognized as revenue from the date of installation.
(7)	The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense.

Financial Measures

The Company provides financial measures using U.S. generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the financial tables.

Forward Looking Statements

The statements in this press release and related conference call concerning the outlook for 2011 and beyond, including product plans, growth prospects, market opportunities, bookings, sales momentum, operational improvements, sales and installations timing, demand, revenue growth, service disconnections, churn, business trends and fluctuations, seasonality, taxes and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2010 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended March 31, 2011. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in converged services, Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended March 31,
	2011	2010	Growth %
Revenue
Data and Internet services	$152,187	$129,121	18%
Network services	89,511	89,548	0%
Voice services	83,024	84,072	-1%

Service Revenue	324,722	302,741	7%
Intercarrier compensation	7,820	8,470	-8%

Total Revenue	332,542	311,211	7%

Expenses
Operating costs	139,729	128,855

Gross Margin	192,813	182,356
Selling, general and administrative costs	78,815	75,102
Depreciation, amortization, and accretion	69,736	73,387

Operating Income	44,262	33,867
Interest expense	(16,260)	(15,906)
Debt extinguishment costs	—	(17,070)
Non-cash interest expense and deferred debt costs	(5,712)	(5,035)
Interest income	143	57

Income (Loss) before income taxes	22,433	(4,087)
Income tax expense	9,814	375

Net Income (Loss)	$12,619	($4,462)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA
Gross Margin	$192,813	$182,356
Add back non-cash stock-based compensation expense	588	758

Modified Gross Margin	193,401	183,114	6%

Selling, general and administrative costs	78,815	75,102
Add back non-cash stock-based compensation expense	6,860	6,219

Modified EBITDA	121,446	114,231	6%

Non-cash stock-based compensation expense	7,448	6,977
Depreciation, amortization, and accretion	69,736	73,387
Net Interest expense	16,117	15,849
Debt extinguishment costs	—	17,070
Non-cash interest expense and deferred debt costs	5,712	5,035
Income tax expense	9,814	375

Net Income (Loss)	$12,619	($4,462)

Modified Gross Margin %	58.2%	58.8%

Modified EBITDA Margin %	36.5%	36.7%

Free Cash Flow:
Modified EBITDA	$121,446	$114,231	6%
Less: Capital Expenditures	79,276	80,929	-2%

Unlevered Free Cash Flow	42,170	33,302	27%
Less: Net interest expense	16,117	15,849	2%

Levered Free Cash Flow	$26,053	$17,453	49%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Mar 31, 2011	Dec 31, 2010	Growth %
Revenue
Data and Internet services	$152,187	$145,107	5%
Network services	89,511	89,470	0%
Voice services	83,024	81,891	1%

Service Revenue	324,722	316,468	3%
Intercarrier compensation	7,820	8,349	-6%

Total Revenue	332,542	324,817	2%

Expenses
Operating costs	139,729	134,554

Gross Margin	192,813	190,263
Selling, general and administrative costs	78,815	78,106
Depreciation, amortization, and accretion	69,736	72,534

Operating Income	44,262	39,623
Interest expense	(16,260)	(15,057)
Non-cash interest expense and deferred debt costs	(5,712)	(5,571)
Interest income	143	170

Income before income taxes	22,433	19,165
Income tax expense	9,814	1,671

Net Income	$12,619	$17,494

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$192,813	$190,263
Add back non-cash stock-based compensation expense	588	929

Modified Gross Margin	193,401	191,192	1%

Selling, general and administrative costs	78,815	78,106
Add back non-cash stock-based compensation expense	6,860	6,270

Modified EBITDA	121,446	119,356	2%

Non-cash stock-based compensation expense	7,448	7,199
Depreciation, amortization, and accretion	69,736	72,534
Net Interest expense	16,117	14,887
Non-cash interest expense and deferred debt costs	5,712	5,571
Income tax expense	9,814	1,671

Net Income	$12,619	$17,494

Modified Gross Margin %	58.2%	58.9%

Modified EBITDA Margin %	36.5%	36.7%

Free Cash Flow
Modified EBITDA	$121,446	$119,356	2%
Less: Capital Expenditures	79,276	78,118	1%

Unlevered Free Cash Flow	42,170	41,238	2%
Less: Net interest expense	16,117	14,887	8%

Levered Free Cash Flow	$26,053	$26,351	-1%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended
	3/31/11	12/31/10	3/31/10

Weighted Average Shares Outstanding (thousands)
Basic	147,565	148,267	149,296

Diluted (2)	149,694	150,490	149,296

Basic Income (Loss) per Common Share
Prior to impacts of debt extinguishment	$0.08	$0.12	$0.08
Debt extinguishment costs	—	—	($0.11)

Total	$0.08	$0.12	($0.03)

Diluted Income (Loss) per Common Share	$0.08	$0.11	($0.03)

	As of
	3/31/11	12/31/10	3/31/10
Common shares (thousands)
Actual Shares Outstanding	150,472	149,246	151,666

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	4,325	3,162	3,496

Options (thousands)
Options Outstanding	8,555	9,154	11,152

Options Exercisable	6,618	6,051	7,518

Options Exercisable and In-the-Money	4,093	2,417	3,658

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010

ASSETS
Cash, equivalents, and short term investments	$479,762	$475,594	$486,469

Receivables	89,688	89,496	85,394
Less: allowance	(7,869)	(7,898)	(9,146)

Net receivables	81,819	81,598	76,248

Other current assets	61,901	59,368	42,032

Property, plant and equipment	3,792,095	3,732,050	3,559,212
Less: accumulated depreciation	(2,422,155)	(2,375,438)	(2,252,570)

Net property, plant and equipment	1,369,940	1,356,612	1,306,642
Other Assets	683,868	695,990	491,092

Total	$2,677,290	$2,669,162	$2,402,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$69,750	$53,436	$61,506
Deferred revenue	38,982	37,888	34,644
Accrued taxes, franchise and other fees	67,610	68,663	68,010
Accrued interest	7,487	15,208	5,949
Accrued payroll and benefits	37,102	41,772	37,150
Accrued carrier costs	29,375	35,049	31,917
Current portion of debt and lease obligations	6,968	7,202	7,147
Other current liabilities	39,327	42,570	43,815

Total current liabilities	296,601	301,788	290,138
Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026	373,744	373,744	373,744
Unamortized Discount	(41,968)	(46,732)	(60,432)

Net	331,776	327,012	313,312
Floating rate senior secured debt - Term Loan B, due 1/7/2013	102,861	103,130	580,500
Floating rate senior secured debt - Term Loan B, due 12/30/2016	471,639	472,870	—
9 1/4% senior unsecured notes, due 2/15/2014	—	—	426,937
8% senior unsecured notes, due 3/1/2018	427,324	427,227	—
Capital lease obligations	14,786	15,260	16,084
Less: current portion	(6,968)	(7,202)	(7,147)

Total long-term debt and capital lease obligations	1,341,418	1,338,297	1,329,686

Long-Term Deferred Revenue	14,356	14,864	16,398
Other Long-Term Liabilities	31,021	29,364	31,067

Stockholders’ Equity	993,894	984,849	735,194

Total	$2,677,290	$2,669,162	$2,402,483

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Mar 31, 2011	Dec 31, 2010	Mar 31, 2010
Cash flows from operating activities:
Net Income (loss)	$12,619	$17,494	($4,462)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	69,736	72,534	73,387
Deferred income taxes	9,486	1,565	—
Stock-based compensation	7,448	7,200	6,977
Extinguishment costs, amortization of discount on debt and deferred debt costs and other	5,695	5,528	22,146
Changes in operating assets and liabilities:
Receivables, prepaid expenses and other assets	(2,111)	3,205	3,116
Accounts payable, deferred revenue, and other liabilities	(3,823)	(17,346)	(3,903)

Net cash provided by operating activities	99,050	90,180	97,261

Cash flows from investing activities:
Capital expenditures	(79,276)	(78,118)	(80,929)
Purchase of investments	(42,735)	(78,714)	(90,025)
Proceeds from sale of investments	43,286	61,337	15,075
Other investing activities, net	(1,591)	2,098	(2,325)

Net cash used in investing activities	(80,316)	(93,397)	(158,204)

Cash flows from financing activities:
Net proceeds (tax withholdings) from issuance of common stock upon exercise of stock options and vesting of restricted stock awards and units	(2,727)	(1,153)	167
Purchases of treasury stock	(8,859)	(38,206)	—
Net (costs) proceeds from issuance of debt	—	(4,356)	417,477
Retirement of debt obligations	—	—	(413,683)
Payment of debt and capital lease obligations	(1,855)	(1,662)	(2,014)

Net cash (used in) provided by financing activities	(13,441)	(45,377)	1,947

Increase (decrease) in cash and cash equivalents	5,293	(48,594)	(58,996)
Cash and cash equivalents at the beginning of the period	356,922	405,516	445,907

Cash and cash equivalents at the end of the period	$362,215	$356,922	$386,911

Supplemental disclosures cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$362,215	$356,922	$386,911
Short term investments	117,547	118,672	99,558

Total of cash, equivalents and short term investments	$479,762	$475,594	$486,469

Supplemental disclosures of cash flow information:
Cash paid for interest	$24,345	$7,771	$26,697

Cash paid for debt extinguishment costs	—	—	$13,677

Cash paid for income taxes, net of refunds	($31)	$701	$22

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

tw telecom inc.

Selected Operating Statistics

Unaudited (1)

	Three Months Ended
	2010				2011
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31
Operating Metrics:

Buildings
Buildings on-net that include electronics	10,647	10,967	11,347	11,876	12,345
Buildings on net, without electronics, and LSOs (2)	1,262	1,309	1,346	1,354	1,397

Total	11,909	12,276	12,693	13,230	13,742

Headcount
Total Headcount	2,887	2,901	2,932	2,975	2,985
Sales Associates	523	528	545	555	564

Customers
Total Customers	27,685	27,460	27,382	27,281	27,234

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	To better reflect its reach, the Company extended its on net building count to all buildings served by its fiber network including buildings without electronics and ILEC local serving offices (“LSOs”) that had been previously excluded from building counts.